Exhibit 99.1

                                       NEWS RELEASE

Contacts:

Rachael Scherer	Robert Hanvik
Investor Relations	Public Relations
763-505-2694	763-505-2635
612-812-2433

Chris King	Jeanne Forbis
Investor Relations	Public Relations
763-505-2695	763-505-2814
612-770-6896

F O R  I M M E D I A T E  R E L E A S E

MEDTRONIC REPORTS ADDITIONAL DAMAGES AWARDED IN

MEDTRONIC SOFAMOR DANEK, INC. VS. GARY K. MICHELSON, M.D.,

AND KARLIN TECHNOLOGY, INC.

MINNEAPOLIS, Oct. 12, 2004 — Medtronic, Inc. (NYSE: MDT) issued the following statement in response to today’s findings in the punitive damages phase of Medtronic Sofamor Danek, Inc. vs. Gary K. Michelson, M.D., and Karlin Technology, Inc.

Medtronic Sofamor Danek, Inc. vs. Gary K. Michelson, M.D., and Karlin Technology, Inc., is a dispute involving technology agreements between Medtronic Sofamor Danek (MSD) and Dr. Michelson and his company, Karlin Technology, Inc. (KTI).  Details of the punitive damages findings, announced in U.S. District Court in Memphis, Tenn., are summarized as follows:

•                  Under certain claims, the jury awarded Dr. Michelson and his company punitive damages of $400 million.

•                  The punitive damages were awarded only against MSD — not its parent company, Medtronic Inc.

•                  The agreements between MSD and Dr. Michelson and his company remain in effect.

Medtronic and MSD strongly disagree with the damages awarded and believe that the award is unjustified and excessive.  MSD intends to pursue all appropriate post-trial remedies, including exercising its right to appeal and believes its position will ultimately be vindicated.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004.  Actual results may differ materially from anticipated results.